Exhibit K16

[Letterhead of First Albany Corporation]

December 18, 1997

Board of Directors
The New America High Income Fund, Inc.
Ten Winthrop Square
Boston, Massachusetts 02110

Attention:    Mr. Robert F. Birch
              President

Gentlemen:

     First Albany Corporation ("First Albany") is pleased to act as exclusive financial advisor to the New America High Income Fund, Inc. (the "Fund") in connection with a best efforts offering (the "Offering") of approximately 16,200,000 shares of the Fund's common stock (the "Common Stock"), pursuant to transferable subscription rights (the "Rights"). This letter agreement is to confirm our understanding with respect to our engagement.

     In connection with First Albany's engagement hereunder, we anticipate that our activities would include, as appropriate, the following:

     (1)  Assisting the Fund in structuring the Offering;

     (2) Performing analysis and providing recommendations to the Fund relative to the pricing of the Offering;

     (3) Coordinating the process and activities of members of the working group;

     (4) Reviewing the business and financial characteristics of the Fund, including, among other things a review of its investment philosophy, absolute and relative investment performance, litigation and regulatory background, dividend policy, management changes, fee structure, financial results and portfolio composition;

     (5) Assisting the Fund with the preparation of a Prospectus, Registration Statement on Form N-2, other regulatory filings, order forms, sales materials and other documentation for use in connection with the Offering; and


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The New America High Income Fund, Inc.
December 18, 1997

     (6) Working with the Fund and its proxy solicitor to develop and execute a communications process designed to ensure maximum contact with current prospective Fund shareholders.

     The Fund agrees to pay First Albany for its investment banking services a $40,000 non-refundable advisory fee, $15,000 of which is due as of the date hereof and $25,000 of which is due upon the expiration date of the Offering, in each case payable in cash. In addition to any fees that may be payable to First Albany under this letter agreement, the Fund agrees to reimburse First Albany, upon request from time to time, for its out-of-pocket expenses incurred in connection with First Albany's activities under this letter agreement, subject to a limit of $1,000 in the aggregate, which may be revised under the mutual written agreement of the Fund and First Albany.

     The Fund will furnish First Albany with such information as First Albany believes appropriate to its assignment and all other information material to an investment decision to purchase or exercise rights (all such information so furnished being the "Information"). The Fund recognizes and confirms that First Albany (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this letter agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) will not make an appraisal of any assets of the Fund

     The Fund agrees to indemnify First Albany and its affiliates and its and their respective directors, officers, employees, agents and controlling persons (First Albany and each person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several to which such an Indemnified Party may become subject under any applicable federal or state law, or otherwise, and related to or arising out of the Offering contemplated by this letter agreement or the engagement of First Albany pursuant to, and the performance by First Albany of the services contemplated by, this letter agreement and will reimburse any Indemnified Party for all expenses (including without limitation counsel fees and expenses) promptly as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiate or brought by or on behalf of the Fund. The Fund also agrees than no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Fund or its security holders or creditors related to or arising out the engagement of First Albany pursuant to, or the performance by First Albany of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage or liability is found in a final judgment by a court to have resulted form First Albany's bad faith or gross negligence.


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The New America High Income Fund, Inc.
December 18, 1997

     If the indemnification of an Indemnified Party provided for in this letter agreement is for any reason held unenforceable, the Fund agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Fund, on the one hand, and First Albany on the other hand, of the Offering contemplated hereby (whether or not any such Offering is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Fund, on the one hand, and First Albany, on the other hand, as well as any other relevant equitable considerations. The Fund agrees that for the purpose of this paragraph the relative benefits to the Fund and First Albany of the offering contemplated hereby shall be deemed to be in the same proportion that the total value received by the Fund as a result of or in connection with such Offering bears to the solicitation fees paid to First Albany under this letter agreement; provided, however, that, in no event shall the indemnified parties be required to contribute an aggregate amount in excess of the aggregate solicitation fees actually paid to First Albany under this agreement.

     The Fund agrees that, without First Albany's prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of the letter agreement (whether or not First Albany or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party form all liability arising out of such claim, action or proceeding.

     The Fund acknowledges and agrees that First Albany has been retained to act solely as financial advisor. In such capacity, First Albany shall act as an independent contractor, and any duties of First Albany arising out of its engagement pursuant to this letter agreement shall be owed solely to the Fund.

     Notwithstanding any of the foregoing terms, First Albany's engagement hereunder will commence as of the date hereof and may be terminated by either the Fund or First Albany at any time commencing eight months after the date of this letter upon thirty days' prior written notice to that effect to the other party, it being understood that the provisions relating to the payment of fees and expenses, indemnification, limitations on the liability of Indemnified Parties, contribution, settlements, the status of First Albany as an independent contractor, the limitation on to whom First Albany shall owe any duties and waiver of the right to trial by jury will survive any such termination.

     In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Fund in which such Indemnified Party is not named as a defendant, the Fund agrees to reimburse First Albany and such Indemnified Parties promptly for all expenses incurred by it in connection with such Indemnified Party's


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The New America High Income Fund, Inc.
December 18, 1997
appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements if its legal counsel, and to compensate First Albany in an amount to be mutually agreed upon.

     No waiver, amendment or other modifications of this letter agreement shall be effective unless in writing and signed by each party to be bound thereby.

     The letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state. The Fund hereby consents to the jurisdiction of the New York courts.

     Each of First Albany and the Fund (in its own behalf and, to the extent permitted by applicable law, on behalf of its shareholders) waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the engagement of First Albany pursuant to, or the performance by First Albany of the services contemplated by, this letter agreement.


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The New America High Income Fund, Inc.
December 18, 1997

     Please confirm that the foregoing correctly sets forth our agreement by signing and returning to First Albany the duplicate copy of this letter agreement enclosed herewith.

                                                Very truly yours,

                                                First Albany Corporation


                                                By: /s/Michael S. Burd
                                                    ----------------------------
                                                     Michael S. Burd
                                                     Senior Vice President

Accepted and agreed to as of the date first written above:

The New America High Income Fund, Inc.

By: /s/Robert F. Birch
    ------------------------------

Its: President
     -----------------------------